Exhibit 5.1

[Opinion of Aimee Williams-Ramey]

April 24, 2019

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Re:	Sabre Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Sabre Corporation, a Delaware corporation (the “Company”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 13,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued under the Sabre Corporation 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”) and the Sabre Corporation 2019 Director Equity Compensation Plan (the “2019 Director Plan”) (collectively, the “Plans”).

I, or a member of my staff upon whom I have relied, have examined the Plans and such corporate and other documents and records, and certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company in the manner and on the terms as described in the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Aimee Williams-Ramey